EXHIBIT 99.1

SECOND AMENDMENT TO FORBEARANCE AGREEMENT

This Second Amendment to the Forbearance Agreement (the “Second Amended Agreement”) is made as of this 30th day of June, 2009, and effective on July 1, 2009, by and among NEXT, INC., a Delaware corporation (the “Borrower”), and DANNY F. COOKE and ROBERT BUDD (collectively, the “Guarantors”) on the one hand, and NATIONAL CITY BANK, a banking association organized under the laws of the United States (the “Bank”), on the other hand.

RECITALS:

Each party to this Agreement agrees that the following facts presently exist:

1.

On or about January 30, 2009, the Parties executed a Forbearance Agreement. On April 30, 2009, the Parties executed the First Amendment to the Forbearance Agreement. The Forbearance Agreement and the First Amendment to the Forbearance Agreement shall be collectively referred to as the Forbearance Agreement as Amended.

2.

The Parties expressly restate and reaffirm the recitals from the Forbearance Agreement as Amended.

3.

Pursuant to the Forbearance Agreement as Amended, the Borrower’s Indebtedness, as that term was defined in the Forbearance Agreement as Amended, was to be paid in full by June 30, 2009. The Borrower and Guarantors have requested that the Bank further forbear from exercising its rights and remedies under the Forbearance Agreement as Amended, Note I and Loan Documents, and further forbear from taking any affirmative action to collect the Indebtedness. The Bank has agreed to such further forbearance subject to the following terms, conditions and requirements.

NOW, THEREFORE, in consideration of the premises, the Bank, Borrower and each of the Guarantors, agree as follows:

1.

Recitals. The Parties do hereby agree that the Recital Paragraphs set forth above are true, accurate and correct and that such Recital Paragraphs are incorporated into this Amended Agreement by reference.

2.

Acknowledgment Regarding Indebtedness. The Borrower and Guarantors acknowledge that the Indebtedness is due and owing without set-off, defense, or counterclaim and that Note I and Loan Documents, and the Forbearance Agreement as Amended, are legal, valid and binding obligations enforceable in accordance with their respective terms.

3.

Amendments to Agreement. Subject to the modifications contained in the following paragraphs, the parties acknowledge and restate all of the covenants, obligations and duties provided for by the Forbearance Agreement as Amended:

(a) Paragraph 3 shall be modified to provide that the Termination Date shall be extended to September 30, 2009.

(b) Paragraph 4(a) shall be modified accordingly to provide that Borrower and

Guarantors agree that the principal sum available to the Borrower under the terms of the

Note I is reduced to and shall not exceed Three Million and zero/100 Dollars

($3,000,000.00), and, if necessary, Borrower shall immediately make payments to the

Bank to reduce the outstanding Indebtedness to reduce the principal balance accordingly;

(c) Paragraph 4(b) shall be modified accordingly to provide that the interest rate for Note I shall be modified as follows:

(i) Commencing July 1, 2009, interest on the daily unpaid principal balance of the Note shall accrue at a fluctuating rate which is 6.00% per annum above the Prime Rate;

(ii) Commencing August 1, 2009, interest on the daily unpaid principal balance of the Note shall accrue at a fluctuating rate which is 8.00% per annum above the Prime Rate;

(iii) Commencing September 1, 2009, interest on the daily unpaid principal balance of the Note shall accrue at a fluctuating rate which is 10.00% per annum above the Prime Rate;

(iv) If the principal balance is not paid in full by September 30, 2009, any unpaid principal shall accrue interest at a rate of 12% per annum above the Prime Rate.

(d) The following terms, as they appear in any of the Loan Documents shall be amended:

(i) “Eligible Receivables” shall exclude any receivables owed by Kohl’s Corporation, or any of its subsidiaries, affiliates or assigns, for any and all purposes.

(ii) “Borrowing Base” shall be calculated with the maximum amount of the Inventory Available limited to $2,200,000.00 commencing July 1, 2009 until the close of business on July 31, 2009, and limited to $1,500,000.00, thereafter.

(e) In exchange for and consideration of the amendments set forth above, Borrower shall pay:

(i) Borrower shall pay $30,000.00 to the Bank at closing or execution of this Agreement, and an additional fee of $25,000.00 on September 30, 2009, provided however, that the $25,000.00 payment shall be waived if the full principal is paid on or before September 30, 2009; and

(ii) All of Bank’s out of pocket costs, including its attorney fees and expenses, incurred in preparing and executing this Second Amended Agreement, upon billing or submission of costs to Borrower by Bank.

4.

Release. In consideration of the execution of this Second Amended Agreement, the Borrower and Guarantors do hereby, on behalf of themselves, their agents, insurers, heirs, successors and assigns, release, acquit and forever discharge the Bank (and any and all of its parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns, together with all of their present and former directors, officers, agents, employees and attorneys) from any and all claims, demands or causes of action of any kind, nature or description whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower and Guarantors have had, have or have made claim to have against any such part for or by reason of any act, omission, mailer, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

5.

Remedies. Upon the occurrence of any Termination Event, as that term is defined by the Forbearance Agreement as Amended or at any time thereafter, the Bank or the holder of Note I may declare the Indebtedness to be due and payable, and the Indebtedness shall be immediately due and payable and the Bank shall be entitled to immediately exercise all of its rights and remedies available to it under the Note, Loan Documents, and any and all other documents and agreements between the parties. Furthermore, Borrower and Guarantor agree that Bank may take possession of the Real Estate and the Personal Property Collateral described in the Amended and Restated Security Agreement, and consent to the appointment of a receiver to collect any rents, issues, income or profits or to take any commercially reasonable actions necessary to liquidate the Personal Property Collateral and to apply the proceeds of any disposition to the payment of indebtedness secured hereby during any period of foreclosure and/or redemption. Borrower and Guarantor will indemnify and hold harmless the Bank, its shareholders, directors, officers, employees, agents, and independent contractors, and their respective successors and assigns, from and against any and all liabilities and any and all fees, costs, and expenses arising out of or in connection with any termination or failure to perform or to observe any agreement contained in this Agreement.

6.

Miscellaneous. This Second Amended Agreement and the documents referred to herein or executed and delivered pursuant hereto, constitute the entire agreement between the parties and may be amended only by a writing signed on behalf of each party. There are no promises, inducements or terms and conditions other than as specifically set forth herein. The substantive laws of the State of Indiana shall govern the construction of this Second Amended Agreement and the rights and remedies of the parties hereto.

7.

Advice of Counsel. The Borrower and Guarantors acknowledge that they have reviewed this Amended Agreement in its entirety, have consulted such legal, tax or other advisors as they deem appropriate, and understand and agree to each of the provisions of this Agreement, and further acknowledge that they have entered into this Second Amended Agreement voluntarily.

8.

Counterparts. This Second Amended Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amended Agreement effective on the date first set forth above.

BORROWER:

NEXT, INC.

/s/ David O. Cole

David O. Cole, CFO

GUARANTORS:

        /s/ Danny F. Cooke

Danny F. Cooke

/s/ Robert Budd

Robert Budd

BANK:

NATIONAL CITY BANK

/s/ Kenneth F. Lust

Kenneth F. Lust, Senior Vice President

STATE OF INDIANA

) SS:

COUNTY OF WABASH

Before me, the undersigned, a Notary Public in and for said County and State, this 29th day of June 2009, personally appeared David O. Cole, CFO of Next, Inc., who acknowledged the execution of the above and foregoing for and on behalf of said corporation.

WITNESS my hand and Notarial Seal.

My Commission Expires:

/s/ Colleen M. Lunn, Notary Public

February 19, 2017

Resident of Wabash County, Ind.

STATE OF

)SS:

COUNTY OF

Before me, the undersigned, a Notary Public in and for said County and State, this ____ day of ________ 2009, personally appeared Danny F. Cooke, who acknowledged the execution of the above and foregoing.

WITNESS my hand and Notarial Seal.

My Commission Expires:

_________________, Notary Public

_________________

Resident of ____________ County, ____

STATE OF INDIANA

)SS:

COUNTY OF WABASH

Before me, the undersigned, a Notary Public in and for said County and State, this 29th day of June 2009, personally appeared Robert Budd, who acknowledged the execution of the above and foregoing.

WITNESS my hand and Notarial Seal.

My Commission Expires:

/s/ Colleen M. Lunn, Notary Public

February 19, 2017

Resident of Wabash County, Ind.